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                                                                      EXHIBIT 11
                        BEARINGS, INC. AND SUBSIDIARIES
                        -------------------------------
                      Computation of Net Income Per Share
                                  (Unaudited)
                     (Thousands, except per share amounts)



                                      Three Months Ended           Nine Months Ended
                                         March 31                       March 31
                                      1995          1994          1995          1994
                                    --------      --------      --------      --------
   Average Shares Outstanding
   --------------------------
1. Average common shares
   outstanding                         7,749         7,553         7,677         7,549

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                        118           155           136           156
                                    --------      --------      --------      --------
3. Adjusted average common
   shares outstanding for
   fully diluted computation           7,867         7,708         7,813         7,705
                                    ========      ========      ========      ========

   Net Income
   ----------
4. Net income as reported in
   statements of consolidated
   income                           $  4,349      $  2,886      $ 10,721      $  7,598
                                    ========      ========      ========      ========
   Net Income Per Share
   --------------------
5. Net income per average
   common share outstanding
   (4/1)                            $   0.56      $   0.38      $   1.40      $   1.01
                                    ========      ========      ========      ========
6. Net income per common
   share on a fully
   dilutive basis (4/3)            $    0.55(A)   $   0.37(A)   $   1.37(A)   $   0.99 (A)
                                    ========      ========      ========      ========

 (A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.
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